UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2002

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events and Regulation FD Disclosure

See the following press release, dated April 15, 2002, announcing the Company will be taking a special charge in the fourth quarter and certain other developments:

For Immediate Release:	Contact: Shawn M. Harrington
April 15, 2002	860-644-1551

GERBER SCIENTIFIC TO TAKE SPECIAL CHARGE IN FOURTH QUARTER

Company Conducting Review of Past Financial Reports;
Negotiating Waiver of Certain Bank Covenants

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today announced that it expects to take a special pre-tax charge of approximately $12 million in the fourth quarter ending April 30, 2002, and also reported certain other developments.

Gerber Scientific said the expected fourth quarter pre-tax charge will principally be comprised of inventory write-downs. The inventory charge relates to changing market conditions and production delays in the Company's MAXX™ thermal imaging system and inventories of third party manufactured products at its Gerber Scientific Products and Spandex PLC sign making and specialty graphics businesses. The Company plans to reintroduce MAXX™ in its next fiscal year upon satisfactory resolution of outstanding production issues.

Separately, Gerber Scientific announced that it is conducting an internal review of its financial reporting for the period beginning January 1, 1998 through the current fiscal year, which ends April 30, 2002. This review has been undertaken in response to an investigation by the Securities and Exchange Commission (SEC) into Gerber's Scientific's inventory and reserve accounting practices and related disclosures. The Audit Committee of the Board of Directors of Gerber Scientific, Inc. is directing this review with assistance from the law firm Wilmer, Cutler, and Pickering and the financial investigative firm of Ten Eyck Associates. Based upon information reviewed to date, the Company believes that a restatement of prior financial statements will be likely. As the work by Ten Eyck Associates has not yet been completed, the Company cannot reasonably estimate the total amounts or periods involved. The Company's current management strongly believes that any past financial reporting issues must be promptly and fully resolved but expects that none of those issues will adversely impact future operations or results. Upon completion of this review, the Company's management and its Audit Committee will review relevant findings with its independent auditors, KPMG LLP. Gerber is cooperating fully with the SEC and intends to take all required and appropriate actions.

The Company further stated that, as a consequence of its intention to take special charges in the fourth quarter ending April 30, 2002, the Company will seek to secure a waiver of certain covenants related to its current credit facility for the quarter ended April 30, 2002 and will seek an amendment covering the remaining term of the credit facility which expires May 15, 2003.

"In the actions we are announcing today, Gerber Scientific is taking essential steps to ensure that the Company has the best possible footing for the future," said Marc T. Giles, the Company's recently appointed President and Chief Executive Officer. "Since the end of November 2001, Gerber Scientific's new management team has worked diligently to execute a restructuring program aimed at increasing the effectiveness and efficiency of the organization. Despite a challenging economy, and the information reported today, including the special charge to the fourth quarter ending April 30, 2002, the Company is performing in line with our expectations for improved profitability," concluded Mr. Giles.

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Reports on Form

10-Q for the quarters ended July 31, 2001, October 31, 2001, and January 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2001, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of high technology automated manufacturing systems that enable mass customization in the sign making and specialty graphics, apparel and flexible materials, and optical lens processing industries. Headquartered in South Windsor, Connecticut, the Company operates through four wholly-owned subsidiaries: Gerber Scientific Products, Spandex PLC, Gerber Technology and Gerber Coburn Optical.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	April 15, 2002	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Senior Vice President, Finance (Principal Financial and Accounting Officer)